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                                                                    EXHIBIT 14.1


                       LEAP WIRELESS INTERNATIONAL, INC.
                      CODE OF BUSINESS CONDUCT AND ETHICS


INTRODUCTION

PURPOSE

      This Code of Business Conduct and Ethics contains general guidelines for conducting the business of Leap Wireless International, Inc. (the "Company") consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

      This Code applies to all of our directors, officers and employees. We refer to all persons covered by this Code as "Company employees" or simply "employees." We also refer to our Chief Executive Officer, our Chief Financial Officer, and our Principal Accounting Officer/Controller as our "principal financial officers."

SEEKING HELP AND INFORMATION

      This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company's ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact a member of the Human Resources Department or the Legal Department.

PROFESSIONAL CONDUCT / COMPLIANCE WITH LAWS

      Employees should conduct themselves ethically and honestly and in a manner consistent with the rights, safety, and productivity of other employees as well as the protection of Company interests, products, and property.

      Each employee has an obligation to comply with all applicable laws, rules and regulations. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Legal Department.

CONFLICTS OF INTEREST

      A conflict of interest can occur when an employee's private interest interferes, or reasonably appears to interfere, with the interests of the Company as a whole. As a result, you should:

      - Avoid situations in which your personal, family or financial interests conflict with those of the Company;

      - Refrain from engaging in any activities that compete with the Company or may compromise its interests; and
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      -     Refrain from taking any business or investment opportunity discovered in the course of employment with or service to the Company that you know, or should reasonably expect, would benefit the Company.

The Company also encourages employees to avoid even the appearance of a conflict of interest.

      The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor, the Human Resources Department or the Legal Department. Your supervisor and the appropriate company department will work with you to determine whether you have a conflict of interest and, if so, how best to address it. The Company believes that many, if not most, potential conflicts of interest can be addressed informally after appropriate discussion and analysis. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in "Waivers of the Code" below.

COMPANY RECORDS

      Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

      All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with this record-keeping policy. Please see your supervisor, a member of the Human Resources Department or a member of the Legal Department if you have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

      As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company's business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

      The Company's principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

REPORTING VIOLATIONS / POLICY AGAINST RETALIATION / WAIVERS

REPORTING VIOLATIONS OF THE CODE

      All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Human Resources Department or the Legal Department, which will work with you and your


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supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Human Resources Department or the Legal Department directly. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Human Resources
Department, the Legal Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company's need to investigate your concern.

      It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company (if it does not comply with the law or with this Code) can result in serious consequences for both you and the Company.

POLICY AGAINST RETALIATION

      The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

WAIVERS OF THE CODE

      Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law.

CONCLUSION

      This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor, the Human Resources Department or the Legal Department. We expect all Company employees, to adhere to these standards.

      This Code of Business Conduct and Ethics, as applied to the Company's principal financial officers, shall be our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.


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